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                                                                    EXHIBIT 10.6

                                             JERRY'S FAMOUS DELI, INC.

                                            Amendment and Extension of
                                              Employment Agreement of
                                                  Jason Starkman


         THIS AMENDMENT AND EXTENSION OF EMPLOYMENT AGREEMENT (the "Amendment") is made as of July 1, 1997, by and between Jerry's Famous Deli, Inc., a California corporation (the "Company") and Jason Starkman ("Executive"), with reference to the following:

         A. The Company and Executive entered an Employment Agreement (the "Agreement") as of June 1, 1995, pursuant to which the Company agreed to employ Executive as Vice President and Director of Management Information Systems of the Company for a term of three years.

         B. The Company desires to continue the employment of Executive as Vice President and Director of Management Information Systems, and Executive desires to continue his employment with the Company, upon the terms described in this Amendment.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Term. The term of Executive's employment is hereby extended until December 31, 2000 (the "Term"). The Term may be extended by mutual agreement of the parties for successive one year terms.

         2. Base Salary. Section 5.1 of the Employment Agreement is hereby amended by the addition of the following sentence:

         "Effective as of October 1, 1997, Executive's Base Salary shall be reduced to $81,000 per year, payable in accordance with the Company's general payroll procedures."

         3. Bonus. Section 5.2 of the Employment Agreement is hereby amended by the addition of the following provisions:

         "The bonus earned by Executive based on EBITDA shall be effective through June 30, 1997, and the Company shall make a final determination of the amount earned by Executive for the six months ended June 30, 1997 based upon the annualized growth of the Company's EBITDA as determined by the Company's unaudited financial statements for the six months periods ended June 30, 1997,


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         as reported in the Company's Quarterly Report on Form 10-Q. The bonus amount based upon this formula shall be payable by the Company following receipt by the Company of the report of its independent public accountants on the financial statements of the Company for the year ended December 31, 1997. Effective as of July 1, 1997, no bonus will be payable to Executive pursuant to the terms of this Agreement, but the Board of Directors may, in its sole discretion, grant bonuses to Executive in such amounts and at such times at it determines."

         4. Change in Control Payment. In the event of a termination of Executive's employment, whether by Executive or the Company, at any time within one year following the occurrence of a "Corporate Change" (as defined herein), Executive shall receive a lump sum payment equal to the sum of (i) his full annual Base Salary for the remaining term of the Agreement, as provided in this Amendment and (ii) an amount equal to the higher of the annual Bonus compensation earned by Executive for the last completed fiscal year or the annualized Bonus compensation that would be earned by Executive based upon the annualized net earnings of the Company from the beginning of the current year through the last completed month of the current year. For purposes of this
Section 4, a "Corporate Change" shall be deemed to have occurred upon the occurrence of any one (or more) of the following events: (a) a transaction in which the Company ceases to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, (b) a sale or other disposition of all or substantially all of the assets, or a majority of the outstanding capital stock, of the Company (including but not limited to the assets or stock of the Company's subsidiaries that results in all or substantially all of the assets or stock of the Company on a consolidated basis being sold), (c) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Company just prior to such event(s) shall cease to constitute a majority of the Board (d) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast, (e) the Company's stockholders cause a change in the majority of the members of the Board within a twelve (12) month period, provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period, or (f) a tender offer or exchange offer is made for shares of the Company's common stock (other than one made by the Company) and shares of common stock are acquired thereunder.

         6. Continuation of Other Terms of Agreement. Except as provided herein, all other terms and conditions of the Agreement shall continue in full force during the Term provided in this Amendment, and the general terms specified in Sections 10 and 11 of the Agreement shall apply to this Amendment.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


JERRY'S FAMOUS DELI, INC.,                      Executive:
a California corporation


By:  /s/ Isaac Starkman                         /s/ Jason Starkman
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     Isaac Starkman,                            Jason Starkman
     Chief Executive Officer


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